UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE CHARLES SCHWAB FAMILY OF FUNDS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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“Hi Mr. /Ms.                     , my name is < Schwab representative > and I am calling on behalf of the Schwab < Fund Name >

You are one of the largest shareholders in the fund who has not yet voted on two important proposals on how the fund will be managed, which is why we’ve attempted to contact you on several occasions.

Given the size of your investment, ensuring that your voice is heard is absolutely critical to us.

The Fund’s Board of Trustees has approved both proposals and believes that the proposals are important to the continued success of the fund. The majority of shareholders who have voted to date support the proposals. However, we need your vote please to help ensure that all of the largest investors are represented.

If reached client live on phone

I would be more than happy to answer any questions that you may have about the proposals.

[Answer questions as needed using proxy statement as content] (Are you referring to FAQs that are part of proxy statement? If so then let’s just say proxy statement – if there are other FAQs you are referring to we will need to file with SEC)

To place your vote quickly and easily, may I please transfer you to a proxy voting specialist who can assist in recording your vote over the phone.

If leaving message

I would be more than happy to answer any questions that you may have about the proposals. I can be reached at the Schwab offices in Denver, CO / San Francisco, CA at XYX-ABC-DEFG

If you are ready to place your vote, please call us at 1-877-777-6017 on Monday to Friday, 9:00 a.m. to 10 p.m. Eastern Time and a proxy voting specialist will happily answer your questions and assist in placing your vote over the phone.

Thank you